EX 10.2

                        STANDARD MANUFACTURING AGREEMENT


Avery Sports Turf Inc. ("Avery-Delaware"), a Delaware whose principal place of business is located at 9 Riverside Industrial Complex, Rome, GA 30161 ("Avery-Delaware") and George Avery, an individual and Avery Sports Turf, Inc., a private corporation whose principal place of business is located in Rome, GA ("Customer") in their desire to formulate a strategic business relationship and to define their expectations regarding this relationship, hereby agree as follows:

1.  RECITALS

1.1 This Agreement is intended by Avery-Delaware and Customer to operate as a basic set of operating conditions regarding their respective business relationship. Product specific requirements along with specific business terms and conditions will be mutually agreed to and documented by an addendum to this Agreement ("Product").

1.2 It is the intent of the parties that this Agreement and its addendum shall prevail over any agreements previously entered into by the parties. It is the intent of the parties that this Agreement and its addendum shall also prevail over the terms and conditions of any purchase order, acknowledgment form or other instrument.

1.3 This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document. The parties agree this Agreement and its addendum may not be modified except in writing signed by both parties.

2.  TERM

2.1 This Agreement shall commence on the effective date, December 3, 2002, and shall continue for an initial term of four (4) year(s). This Agreement shall automatically be renewed for successive one (1) year increments unless either party requests in writing, at least ninety (90) days prior to the anniversary date, that this Agreement not be so renewed.

3.  PRODUCT FORECAST

3.1 Customer will provide an annual twelve (12) month forecast and a monthly six (6) month rolling Product forecast to Avery-Delaware.

4.0  MATERIAL PROCUREMENT

4.1 Avery-Delaware is authorized to purchase materials using standard purchasing practices in order to meet the forecasted requirements of Customer.

Customer recognizes its financial responsibility for the material purchased by Avery-Delaware on behalf of Customer. Customer is responsible for material to the extent that (i) material was purchased by Avery-Delaware to support the Product forecast; (ii) Avery-Delaware exercised reasonable business judgment in managing suppliers and lead times; (iii) Avery-Delaware complied with Customer cancellation instructions in a timely manner (canceled all open orders within one (1) week of receiving instructions).

4.2 Customer may revise or cancel a purchase order for Product and may also eliminate a component from a Product. If Customer revises or cancels a purchase order ("Order"), or eliminates a component, or through revised forecast (downside) causes excess inventory, Avery-
Delaware shall identify all potential liability of Customer for material on order, material on hand, work in process, and finished goods. Avery-Delaware shall undertake commercially reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs to minimize charges to Customer. Customer agrees to compensate Avery-
Delaware for costs incurred for finished goods (including profit);
work in process (including labor performed); material on hand which could not be returned or used for other customers and at other sites of Avery-Delaware; material on order which could not be canceled;
applicable material supplier's restocking or cancellation fees; and agreed Avery-Delaware handling charges.

4.3 Avery-Delaware will report its inventory position to Customer on a monthly basis, including the following data: quantity of raw material, work in process and any open orders that cannot be canceled due to supplier lead time. Report will specifically identify any material on hand or on order where the quantity exceeds the agreed three (3) month forward looking forecast.

4.4 Avery-Delaware shall undertake reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable.

5.  PURCHASE ORDERS AND PRICE REVIEWS

5.1 Initial order placement will be an Order from Customer to Avery-Delaware issued electronically with facsimile copy as backup.

Avery-Delaware will provide notice to Customer of Order acceptance and scheduled shipment date.

5.2 Customer may issue specific Orders to Avery-Delaware, which will be identified as "high priority" at time of Order placement. Avery-Delaware's on-time delivery performance of "high priority" Products will be taken into consideration by the parties during quarterly price reviews.

5.3 In the event Customer issues Orders in excess of forecasts, Avery-Delaware will use commercially reasonable efforts to recover and replenish inventory levels. Expediting costs for such Orders will be agreed upon prior to Order placement. Avery-Delaware will provide Customer with "what-if" shortages results.

5.4 Avery-Delaware and Customer will meet every three (3) months during the term of this Agreement to review safety stock levels, pricing and to determine whether any price adjustment is required.
5.5 Avery-Delaware will provide pricing for average monthly volumes of . If volumes fall below production rate, Avery-Delaware and Customer agree to review the causes. If the volumes have dropped due to the end of Product life, Avery-Delaware and Customer agree to develop their end-of-life support strategy. If the low volumes are only temporary, Avery-Delaware and Customer will discuss what if any fixed program costs are required to maintain the Avery-Delaware team. Avery-Delaware will attempt to minimize the fixed program costs by re-assigning personnel whenever possible. Avery-Delaware will consider production volumes of comparable (within the same Product family) follow-on products when calculating total monthly volumes realized.

6.  DELIVERY

6.1 Avery-Delaware will target on time delivery, defined as shipment of Product by Avery-Delaware within a window except as provided above.

Each configuration order received from Customer will include the date on which the Product is to be delivered to either Customer or their designated customer location.

6.2  The FOB point is Rome, GA.

6.3 Avery-Delaware and Customer shall agree to delivery schedule flexibility requirements specific to the Product as documented in the addendum.

6.4 Upon learning of any potential delivery delays, Avery-Delaware will notify Customer as to the cause and extent of such delay.

6.5 If Avery-Delaware fails to make deliveries at the specified time and such failure is caused by Avery-Delaware, Avery-Delaware will, at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

6.6 Should Customer require Avery-Delaware to undertake export activity on behalf of Customer, Customer agrees to submit requested export information to Avery-Delaware pursuant to Avery-Delaware
Guidelines for Customer-Driven Export Shipments as provided in the addendum.

7.  PAYMENT TERMS

7.1 Avery-Delaware and Customer agree to payment terms of Net 30 days from the date of invoice.

7.2 Currency will be in U.S. Dollars unless specifically negotiated and reflected in the addendum.

7.3 Until the purchase price and all other charges payable to Avery-Delaware have been received in full, Avery-Delaware retains and Customer grants to Avery-Delaware a security interest in the products delivered to Customer and any proceeds therefrom.

8.  QUALITY

Omitted.

9.  ENGINEERING CHANGES

9.1 Customer may, upon advance written notice to Avery-Delaware, submit engineering changes for incorporation into the Product. It is important that this notification include documentation of the change to effectively support an investigation of the impact of the engineering change. Avery-Delaware will make a reasonable effort to review the engineering change and report to Customer . If any such change affects the price, delivery, or quality performance of said Product, an equitable adjustment will be negotiated between Avery-Delaware and Customer prior to implementation of the change.

9.2 Avery-Delaware agrees not to undertake significant process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer.

10.  INVENTORY MANAGEMENT

10.1 Avery-Delaware agrees to purchase components according to the Customer approved vendor list (AVL) including any sourcing plans as provided by the addendum.

10.2 All customer tooling/equipment furnished to Avery-Delaware or paid for by Customer in connection with this Agreement shall:

a)   Be clearly marked and remain the personal property of Customer.

b)   Be kept free of liens and encumbrances

c) Unless otherwise agreed, Customer is responsible for the general maintenance of Customer tooling/equipment.

Avery-Delaware shall hold Customer property at its own risk and shall not modify the property without the written permission of Customer.
Upon Customer's request, Avery-Delaware shall redeliver the property to Customer in the same condition as originally received by Avery-Delaware with the exception of reasonable wear and tear. In the event the property is lost, damaged or destroyed, Avery-Delaware's liability for the property is limited to the book value of the property.

11.  CONFIDENTIAL INFORMATION

11.1 Avery-Delaware and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information.

11.2 Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, Avery-Delaware and Customer agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both Avery-Delaware and Customer.

12.  WARRANTY

12.1 Avery-Delaware warrants for a period of Five (5) from the date of manufacture of the Product, that (i) the Product will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by Avery-Delaware; (ii) such Product will be of good material (supplied by Avery-Delaware) and workmanship and free from defects for which Avery-Delaware is responsible in the manufacture; (iii) such Product will be free and clear of all liens and encumbrances and that Avery-Delaware will convey good and marketable title to such Product. In the event that any Product manufactured shall not be in conformity with the foregoing warranties, Avery-Delaware shall, at Avery-Delaware's option, either credit Customer for any such nonconformity (not to exceed the purchase price paid by Customer for such Product), or, at Avery-Delaware's expense, replace, repair or correct such Product. The foregoing constitutes Customer's sole remedies against Avery-Delaware for breach of warranty claims.

12.2 Avery-Delaware shall have no responsibility or obligation to Customer under warranty claims with respect to Products that have been subjected to abuse, misuse, accident, alteration, neglect or unauthorized repair.

THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND AVERY-DELAWARE EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES ALL OTHER
REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR
ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE
TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED
WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

13.  TERMINATION

13.1 If either party fails to meet any one or more of the terms and conditions as stated in either this Agreement or the addendum, Avery-Delaware and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination.

13.2 This Agreement shall immediately terminate should either party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

13.3 Either Avery-Delaware or Customer may terminate this Agreement without cause by giving ninety (90) days advance written notice to the other party.

14.0  DISPUTE RESOLUTION

14.1 In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

14.2 It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Avery-Delaware and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of Avery-Delaware and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

14.3 Should any disputes remain existent between the parties after completion of the two-step resolution process set forth above, then the parties shall promptly submit any dispute to mediation with an independent mediator. In the event mediation is not successful in resolving the dispute, the parties agree to submit the dispute to binding arbitration as provided by their respective jurisdiction.

15.  LIMITATION OF LIABILITY

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

16.  PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

Each party (the "indemnifying party") shall defend, indemnify, and hold harmless the other party from any claims by a third party of infringement of intellectual properties resulting from the acts of the indemnifying party pursuant to this Agreement, provided that the other party (i) gives the indemnifying party prompt notice of any such claims, (ii) renders reasonable assistance to the indemnifying party thereon, and (iii) permits the indemnifying party to direct the defense of the settlement of such claims.

17.  GENERAL

17.1 Each party to this Agreement will maintain insurance to protect itself from claims (i) by the party's employees, agents and subcontractors under Worker's Compensation and Disability Acts, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or willful misconduct of the party or the party's employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act, omission, or willful misconduct of the party or the party's employees, agents or subcontractors.

17.2 Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party.

17.3 Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

17.4 This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney fees incurred.


Agreed to:

Avery Sports Turf, Inc., a Georgia corporation
By: /s/ George Avery
Name: George Avery, President
George Avery, individually
By: /s/ George Avery
Name: George Avery


Avery Sports Turf, Inc., a Delaware corporation
By: /s/ George Avery
Name: George Avery, President